CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
3.1045% Medium-Term Notes, Series D Due December 18, 2032	¥33,000,000,000	$54,547

(1)	Excludes accrued interest, if any.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based on an exchange rate of 82.52 Japanese yen per U.S. dollar as of December 11, 2012. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Prudential Financial, Inc.’s Registration Statement on Form S-3 (Nos. 333-180020, 333-180020-01, 333-180020-02).

Filed pursuant to Rule 424(b)(2) Registration No. 333-180020 333-180020-01 333-180020-02

Pricing Supplement No. 1, dated December 13, 2012, to the Prospectus, dated March 9, 2012, and the Prospectus Supplement, dated March 9, 2012

¥33,000,000,000

PRUDENTIAL FINANCIAL, INC.

3.1045% MEDIUM-TERM NOTES, SERIES D

DUE DECEMBER 18, 2032

The notes being purchased have the following terms:

AGENT AND PRINCIPAL AMOUNT:

Prudential Investment Management Services LLC	¥33,000,000,000

TOTAL	¥33,000,000,000

STATED MATURITY: December 18, 2032

SPECIFIED CURRENCY: Japanese yen

principal: Japanese yen

interest: Japanese yen

exchange rate agent: Prudential Global Funding LLC

TRADE DATE: December 13, 2012

ORIGINAL ISSUE DATE: December 18, 2012

ORIGINAL ISSUE PRICE: 100%

AGENT’S COMMISSION: None

NET PROCEEDS TO PRUDENTIAL FINANCIAL, INC. (before expenses): 100% or ¥33,000,000,000

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

global form only: Yes

non-global form available:

CUSIP NO.: 74432QBV6

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: Yes

Annual Rate: 3.1045%

INTEREST RATE IS FLOATING: No

Base Rate:

Base Rate Source:

Initial Interest Rate:

Spread, if any:

Spread Multiplier, if any

Interest Reset Dates:

Interest Payment Dates:

Record Dates:

Index Maturity:

Maximum Interest Rate, if any:

Minimum Interest Rate, if any:

INTEREST PAYMENT DATES: Semi-annually on June 18 and December 18 of each year, commencing on June 18, 2013 and ending on the Stated Maturity (or, if any such day is not a business day, the next succeeding business day)

DAY COUNT FRACTION: The amount of interest payable for any interest period will be computed on the basis of a 365-day year and the actual number of days elapsed.

REPORTS AND EVENTS OF DEFAULT:

The indenture, to the extent relating to the notes offered hereunder, certain notes previously issued under the indenture and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial, Inc. may be required to file with the Securities and Exchange Commission, or SEC, pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, will be filed with the trustee within 15 days after Prudential Financial, Inc. has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial, Inc. may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial, Inc.’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial, Inc.’s obligations under the notes offered hereunder will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For certain other outstanding series of notes of Prudential Financial, Inc., acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial, Inc.’s failure to file documents or reports with the trustee.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Use of Proceeds

We intend to use the net proceeds from the sale of the notes for general corporate purposes.

Supplemental Plan of Distribution (Conflicts of Interest)

Prudential Investment Management Services LLC, the agent for the notes, is an affiliate of Prudential Financial, Inc. Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”) imposes certain requirements when a FINRA member, such as Prudential Investment Management Services LLC, participates in the public offering of an affiliated company’s securities. Prudential Investment Management LLC has advised Prudential Financial, Inc. that this offering will comply with the applicable requirements of FINRA Rule 5121. Prudential Investment Management Services LLC will not sell notes to accounts over which it has investment discretion without the specific written approval of the accountholder.

We estimate our total offering expenses to be approximately $100,000.

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

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